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                                                                     Exhibit (j)
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated September 19, 2001(except with respect to the matter discussed in the second paragraph of Note 3, as to which the date is October 30, 2001), for the CCMA Select Money Market Fund, and to all references to our Firm included in or made a part of this Registration Statement of CCMA Select Investment Trust, comprising the CCMA Select Money Market Fund and CCMA Select International Core Equity Fund.




ARTHUR ANDERSEN LLP

Chicago, Illinois
November 15, 2001